Exhibit 10.44

March 9, 2015

John Fawcett

25 Julie Ann Court

Staten Island, New York 10304

Dear John:

In connection with your separation of employment from Citizens Financial Group, Inc., as mutually agreed by you and Citizens (“Citizens” is defined in Section 9 below), Citizens is offering you compensation specified in Section 1 below (the “Separation Payment”), some of which you are not otherwise entitled to, in exchange for a release of certain rights specified in this Separation and General Release Agreement (“Agreement”). The terms of the Separation Payment and general release provisions are found below. Please understand that this is an important legal document that you should read and consider carefully with an attorney of your choosing before you decide whether to sign. In order to be eligible to receive the Separation Payment, you must first agree to the terms and conditions in this letter and return it to me at the address listed in Section 18 below.

You have a period of twenty-one (21) days from the date you received this Agreement to decide whether to sign. You may sign before the end of the 21 day period (though you are under no obligation to do so). You will have a period of seven (7) days after the date you sign it to revoke your acceptance. Provided you have not revoked it, on the eighth day following your execution of this Agreement (the “Effective Date”), this Agreement will become legally binding. Because there will be a period of time between the Effective Date of this Agreement and your Separation Date, you will be asked to sign another document (the “Separation Agreement Rider”) upon your Separation Date which will re-affirm that all of the substantive terms of the Agreement still hold true as of the Separation Date. A failure to sign, and not revoke, the Separation Agreement Rider will constitute a material breach of the Agreement and you will forfeit your right to receive any yet-to-be paid portion of the Separation Payment.

1. Separation Date, Separation Payment and Other Consideration. Your Separation Date, as mutually agreed, shall be April 30, 2015. If you do not revoke your acceptance of this Agreement, and subsequently sign and do not revoke the Separation Agreement Rider, and you otherwise comply with your obligations in this Agreement, within thirty (30) days of the Separation Date, to the extent not provided sooner, you shall receive the following Separation Payment:

a.

Citizens will pay $402,500 of your performance year 2014 variable compensation through compensation vehicles which do not subject that portion of your award to forfeiture upon your separation from employment. This treatment constitutes the Separation Payment. During the normal course such portion of your award would have been payable through Performance Stock Units (“PSUs”) and subject to forfeiture if you are not employed by Citizens on the one year anniversary of issuance. Accordingly, payment in this manner constitutes valuable legal consideration to which you are not otherwise entitled. An illustration of the difference in compensation vehicles has been provided to you under separate cover.

b.	In recognition of your services rendered in, and in lieu of incentive compensation for 2015, Citizens will pay $500,000.

c.	As further consideration, in exchange for your entering into the Agreement and not revoking in advance of the Effective Date, Citizens will pay to Wechsler & Cohen, LLP (“W&C”) reasonable attorney’s fees of $12,500, associated with the review of this Agreement and legal advice associated therewith. This payment will be made within thirty (30) days of the Effective Date conditional upon W&C submitting an invoice indicating the amount charged in association with review of this Agreement and any advice provided in relation thereto, and a Form W-9 and any other reasonable documentation Citizens may need in order to process the payment.

d.	On the last day of the month in which your Separation Date occurs, your medical, dental and vision benefits will cease. You are eligible to continue your medical, dental and vision benefits, including your health care flexible spending account, as provided under COBRA and as a retiree under Citizens retiree medical coverage, and election to continue coverage under either of these alternatives must be made before your active employee coverage ends. If you elect COBRA, as additional consideration, Citizens will subsidize one additional month of coverage, and so for the first month following the month in which your Separation Date occurs, you will be billed only for an amount consistent with the employee rate in effect at the time of your termination. After this first “extra” month of coverage, standard COBRA coverage will begin, with all premium costs paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. However, to help defray these costs during your first year post-employment, Citizens will pay you $25,000. You should consult the COBRA materials that will be provided separately for details regarding these benefits. All eligibility for any benefits you may have under any other company-provided benefit plans, programs or practices will cease as of your Separation Date, except as Citizens determines is required by applicable law.

e.	Citizens will not oppose your receipt of unemployment benefits (and will accurately respond to any information request from a labor agency if it is requested to do so); please understand, however, that it is the state’s Division of Unemployment Assistance that makes the determination whether and to what extent you are eligible for benefits.

2. Company Property. You agree that, no later than your Separation Date, you will return to Citizens all Citizens-issued computers, laptops, cellular telephones, corporate credit card and wireless/internet devices, and within thirty (30) days of your Separation Date, you will submit to Citizens all documents, receipts and payment in full of all balances on any corporate credit cards. You agree that if you fail to do so, to the extent permitted by applicable law, Citizens may withhold from your Separation Payment all amounts that Citizens determines you owe as a result, including but not limited to charges on your corporate credit card. You acknowledge and agree that all Citizens keys, passkeys, documents, records and data (in whatever format and whether or not containing Confidential Information), computer hardware and software, equipment and other tangible and intangible material or property that was provided to or obtained by you, or was produced by you, in the course of your employment with Citizens, is and remains the sole property of Citizens. You warrant and agree that you have left all such property intact and, as of your Separation Date, you returned all such property to Citizens, without keeping any copy or excerpt.

3. Confidential Information. You acknowledge and agree that your employment with Citizens created a relationship of confidence and trust between you and Citizens with respect to all Confidential Information. You warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a Citizens employee; and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of Citizens. Nothing in this Agreement is intended to or shall preclude you from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory, quasi-regulatory or self-governing authority, provided, to the extent permitted by law, you have provided to Citizens as much advance notice as practicable of any such compelled disclosure. As used in this Agreement, “Confidential Information” means information belonging to Citizens, which is of value to Citizens and the disclosure of which could result in a competitive or other disadvantage to Citizens. Examples of Confidential Information are, without limitation, financial information, reports and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; and business plans, prospects, opportunities, and possible acquisitions or dispositions of businesses or facilities that have been discussed or considered by the management of Citizens. Confidential Information includes information you developed in the course of your employment with Citizens, as well as other information to which you may have had access in connection with your employment. Confidential Information also includes the confidential information of others with whom Citizens has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of your obligations of this Agreement or otherwise.

4. Non-solicitation and No-Hire. You agree that for a period of twelve (12) months after your employment with Citizens ends, you will not, directly or indirectly, on your own behalf or on behalf of any third person or entity, and whether through your own efforts or through the efforts or assistance of any other person or entity (including, without limitation, any person employed by or associated with any entity with whom you are employed or associated):

(a)	solicit or accept financial services-related business from (i) any individual or entity that was a client or customer of Citizens at any time during the three (3) months immediately prior to your Separation Date, if you were introduced to or interacted with such client or customer regarding Citizens business; or (ii) any individual or entity that was a prospect of Citizens at any time during the twelve (12) months immediately prior to your Separation Date, if you directly solicited such prospect or if you directly or indirectly, in whole or in part, supervised or participated in solicitation activities related to such prospects; provided, however, that you may accept employment with a Citizens client or customer or prospect. Notwithstanding the foregoing, and for the avoidance of doubt, you shall not be in breach of this clause to the extent you solicit and/or accept business from actual or prospective publicly known institutional clients or customers of Citizens if the individuals with whom you are dealing were not introduced to you by Citizens and you do not use Confidential Information or disparage Citizens.

(b)	participate in hiring, hire or employ any employee or consultant of Citizens, or solicit, encourage or induce any such employee or consultant to terminate his or her employment or other relationship with Citizens.

You also agree that for a period of twelve (12) months after your employment with Citizens ends, you will inform your potential or actual future employers of your obligations under this Section 4. You agree and acknowledge that Section 4 is a material provision of this Agreement. For avoidance of doubt, nothing in this Section 4 or the content in any other section of this Agreement, is intended to prevent you from working for any other organization after your employment with Citizens ends. The prevailing party in any dispute, including without limitation any dispute concerning the obligations in this Section 4, shall be entitled to an award of its and/or his reasonable attorneys’ fees, costs and expenses.

5. Post-Employment Cooperation. You agree that, up to and after your Separation Date, you will reasonably cooperate with Citizens with any investigation or review by any federal, state or local regulatory or other authority, and in the defense or prosecution of any demand, claim or action, that are now in existence or may be brought in the future against or on behalf of Citizens relating to events, occurrences or omissions that may have occurred while you were employed by Citizens. Your cooperation in connection with such investigations, demands, claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial, cooperating in discovery, providing affidavits, and to act as a witness on behalf of Citizens at reasonably convenient times as may be required or deemed necessary by Citizens, all without the requirement of being subpoenaed. Citizens shall, at your request, reimburse reasonable out-of-pocket expenses, including attorney’s fees (or make mutually satisfactory counsel available to you at its cost), that you reasonably incur in connection with your performance of your obligations pursuant to this Section 5. Further, to the extent your time to cooperate exceeds 25 hours within any calendar year, Citizens shall pay you for your time above 25 hours in that calendar year at the rate of $500 per hour.

6. Confidentiality of this Agreement. Except as expressly permitted by this Agreement or when you are required by law or court order, you agree to keep the terms and conditions of this Agreement completely confidential and not disclose any information concerning this Agreement to any person or entity other than your counsel, financial planner, accountant and immediate family members who must be informed of and agree to be bound by this Section 6. Notwithstanding the foregoing, and for the avoidance of doubt, you may disclose that you entered into an amicable separation agreement with Citizens.

7. Non-Disparagement. You agree that you will not publicly make any derogatory or defamatory remarks or comments that disparages Citizens, or any officer, director, employee or agent of Citizens. Citizens agrees that no member of its Executive Committee or Board of Directors will publicly make any derogatory or defamatory remarks or comments that disparages you. To the extent a prospective employer contacts Citizens, Citizens will state that, consistent with company policy, the only information it provides about former employees is dates of hire and departure and last title, and will then provide same for you. To the extent you may be in advanced discussions with a prospective employer, Bruce Van Saun agrees to make himself telephonically available as and to provide a positive reference.

8. Unvested Awards. If you have any outstanding unvested awards under any plan, including but not limited to: (1) the Citizens Financial Group, Inc. Converted Equity 2010 Deferral Plan, (2) the Citizens Financial Group, Inc. Converted Equity 2010 Long Term Incentive Plan (“LTIP”) and/or (3) The Royal Bank of Scotland Group plc 2007 Executive Share Option Plan, such awards will vest and otherwise be treated in accordance with the rules of the relevant plan and the terms of the relevant award; provided, however, that under the LTIP you will be treated as having terminated employment under exceptional circumstances under Section 6.2.1(vi) of the LTIP For the avoidance of doubt, the rules of the plans include, but are not limited to, any relevant schedules, provisions relating to clawback, and (where applicable) the requirement that you do not engage in Detrimental Activity or Competitive Activity (as defined in the applicable plans), and that you comply with self-certification requirements, as applicable.

9. General Release and Representations. As a condition of receiving the Separation Payment, you will give up certain legal rights as described below (a “General Release”). You agree that the Separation Payment described in this Agreement is in addition to anything of value to which you are or might otherwise be entitled, and except as provided in Section 10, shall constitute a complete and final settlement of, and you hereby irrevocably and unconditionally release, waive and forever discharge:

Citizens Financial Group, Inc. and its past, present and future owners, shareholders, parents, subsidiaries, affiliates, related and other entities describing the organizations or through which any of them conducts business (collectively, “Citizens”), and each of their officers, directors, agents, employees, consultants, representatives, attorneys, insurers, agents, predecessors, successors, assigns, and employee benefits plans and the trustees, fiduciaries, and administrators of those plans (each a “Released Party” and collectively, the “Released Parties”)

from any and all claims, demands, or causes of action, damages, costs, interest, attorneys’ fees, and liabilities of whatever kind or nature, whether known or unknown, asserted or unasserted, (collectively, “claims”) that you have or may have, or which could be asserted by another on your behalf or through you, based upon any action, omission or event (or the alleged continuation of the effects of any such action, omission or event) from the beginning of time until the date you sign this Agreement, including, without limitation, those arising out of or in connection with your employment and/or your separation from employment and/or any Released Party’s treatment of you while in Citizens’ employ, at common law or pursuant to any federal, state or local laws, statutes, constitutions, public policies, orders, regulations, ordinances or executive orders. This General Release therefore includes, without limitation:

Claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Fair Credit Reporting Act, and all similar state and local employment and fair employment or anti-discrimination acts. This General Release also includes any claims for wrongful discharge, constructive discharge, claims for breach of express or implied contract, or any other cause of action or claims of violation of common law. This General Release forever waives any and all relief, without regard to its form or characterization, including attorneys’ fees and costs.

In addition, you represent that you (a) have received all leave (paid or unpaid), compensation, wages, bonuses (exclusive of any outstanding unvested deferred awards which are subject to relevant plan rules), and/or benefits to which you may be entitled and that no other amounts and/or benefits are due except as expressly provided in this Agreement; (b) have no known workplace injuries or occupational diseases that you have not already reported to Citizens; (c) have either been provided or not been denied any leave requested under the Family and Medical Leave Act; (d) are not eligible to receive payments or benefits under any other severance pay policy, plan, practice or arrangement of any Released Parties; and (e) have not complained of and are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by any Released Parties.

Citizens releases you from any and all claims, demands, or causes of action, damages, costs, interest, attorneys’ fees, and liabilities of whatever kind or nature, of which any member of Citizens Board of Directors and/or Executive Committee has knowledge, asserted or unasserted, that Citizens has or may have, or which could be asserted by another on its behalf or through it, based upon any action, omission or event (or the alleged continuation of the effects of any such action, omission or event) from the beginning of time until the date it signs this Agreement.

10. Exclusions From General Release. Excluded from the General Release contained in Section 9 are any claims that cannot be waived by law including your right to seek a determination of the validity of the waiver of your rights under the ADEA, any unperformed obligations that Citizens has expressly undertaken in this Agreement, and you rights if any to indemnification (including advancement). Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation. You are, however, waiving all rights to recover any money, benefit or other relief in connection with such a charge or investigation, or any charge or claim filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

11. Covenant Not To Sue. A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court. You agree not to sue any Released Party based on any claim you have released or representation you have made in Section 9 above. You further agree that you will not permit such a claim to be filed on your behalf seeking monetary or other relief against any Released Party, and you will not become a member of any class or group seeking monetary or other relief against Citizens in any matter relating to such a claim.

12. Nature of the Agreement. This Agreement shall not be construed as an admission by Citizens that it or any other Released Party has acted wrongfully with respect to you or any other person, or that you have any claims whatsoever against any Released Party.

13. Entire Agreement. You acknowledge and agree that any prior representations, promises or agreements between you and Citizens relating to the subject matter of this Agreement are hereby extinguished; that there are no oral or written representations, promises or agreements between you and Citizens other than those set forth in this Agreement, and that this constitutes the entire and only agreement on the subject matters covered in this Agreement.

14. Severability. You agree that if any part, term or provision of this Agreement is declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and each remaining part, term or provision shall be legal, valid and enforceable to the fullest extent permitted by law, and in lieu of each such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement another legal, valid and enforceable part, term or provision as similar as possible to the one that was determined to be illegal, invalid or unenforceable.

15. Choice of Law. You agree that any action to enforce this Agreement or otherwise arising out of or related to this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws provisions.

16. Forfeiture of Payments/409A. You will forfeit all rights to receive the Separation Payment if you are finally found to have materially breached this Agreement or engaged in conduct in deliberate disregard of your material obligations under this Agreement, provide that Citizens agree to provide you within thirty (30) days of its discovery of such breach with written notice and a reasonable opportunity to cure, if curable. To the extent Citizens may withhold any payment pending the resolution of any such dispute, if found liable to pay it shall, in addition to attorney’s fees, costs and expenses per Section 4, also pay nine (9%) per interest from the date such payments were first due, per New York law.

Citizens may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is Citizens’ intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii). Notwithstanding anything to the contrary herein, Citizens does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In the event the period of a payment ends in the taxable year following your termination of employment, any such payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code in order to avoid the imposition of any additional tax,

17. Informed Consent. You represent that: (a) you have had sufficient time to consider your options regarding this Agreement; (b) you have been provided with accurate and complete information regarding your obligations and the benefits that are available to you under the terms of this Agreement; (c) you have not been subjected to any threats, intimidation or coercion in connection with the Agreement; and (d) the terms of this Agreement have been written in a manner that you understand.

18. This is an Important Legal Document. This Agreement is intended to comply with the Older Workers Benefit Protection Act with regard to your waiver of rights under ADEA:

(a)	You are specifically waiving rights and claims under the ADEA.

(b)	The waiver of rights and claims under the ADEA does not extend to any rights or claims arising after the date you execute this Agreement.

(c)	You acknowledge that Citizens has advised you in writing to consult with an attorney prior to signing this Agreement. You further acknowledge that you have had the opportunity to consult with an attorney of your choice with respect to all terms and conditions set forth in this Agreement and to have the advice of counsel with respect to your decision to sign and enter into this Agreement.

(d)	You acknowledge that Citizens offered you no less than twenty-one (21) days to consider the terms and conditions of this Agreement, to consult with counsel of your choice, and to decide whether to sign and enter into this Agreement.

(e)	You have seven (7) days after your execution of this Agreement to revoke your acceptance of it. Any such revocation must be received in writing within the 7-day revocation period by Susan LaMonica at 600 Washington Blvd., Stamford, CT 06901. You acknowledge and agree that this Agreement is neither effective nor enforceable and neither you nor Citizens is obligated to perform the promises contained herein in the event that you revoke your acceptance of the Agreement or until expiration of the 7-day revocation period of the Separation Agreement Rider following the Agreement becoming effective.

FOR CITIZENS,

/s/ Susan LaMonica
Susan LaMonica
Chief Human Resources Office

I have read this Agreement, and I am fully aware of the legal effects of the Agreement. I have freely chosen to execute the Agreement, without relying on any promises or representations made by Citizens other than those contained in this Agreement.

Signature:	/s/ John Fawcett

Print Name:	John Fawcett

Dated:	March 9, 2015

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